                                                              Exhibit O

                             STOCK OPTION AGREEMENT

Stock Option Agreement between 24/7 Real Media, Inc., a Delaware corporation with an address at 1250 Broadway, New York, NY 10001 (the "Company) and the individual whose name is set forth on the Option Grant page hereto (the "Participant").

                              PRELIMINARY STATEMENT

The Stock Option Committee of the Board of Directors of the Company (the "Committee"), pursuant to the Company's 2002 Stock Option Plan, annexed hereto as Exhibit A (the "Plan") has authorized the granting to the Participant, as a Director, of stock options (the "Option") to purchase the number of shares ("Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"), set forth below the Participant's name on the signature page hereto. The parties hereto desire to enter into this Agreement in order to set forth the terms of the Option. Accordingly, the parties hereto agree as follows:

          1. TAX MATTERS. The Option granted hereby is not intended to qualify as an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

          2. GRANT OF OPTION. Subject in all respects to the Plan and the terms and conditions set forth herein and therein, the Participant is hereby granted the Option to purchase from the Company up to the number of Shares as is set forth on the signature page hereto, at an exercise price per Share as set forth on the signature page hereto, subject to adjustment in accordance with the Plan (the "Option Price").

          3. VESTING. The Option is exercisable in installments as provided on the signature page hereto, which shall be cumulative. To the extent that the Option has become exercisable with respect to a percentage of the Shares the Option may thereafter be exercised by the Participant, in whole or in part, at any time or from time to time prior to the expiration of the Option as provided herein. The table on the Option Grant page indicates the timing upon which the Participant shall be entitled to exercise the Option with respect to the percentage of Shares indicated beside that indicated time.

          4. TERMINATION. Unless terminated as provided in Section 5 below or otherwise pursuant to the Plan, the Option shall expire on the tenth anniversary of this Agreement, or earlier as provided in the Plan upon a Termination of the Participant's role as Director of the Company.

          5. RESTRICTION ON TRANSFER OF OPTION. The Option granted hereby is not transferable other than by will or under the applicable laws of descent and distribution and during the lifetime of the Participant may be exercised only by the Participant or the Participant's guardian or legal representative. In addition, the Option shall not be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and the Option shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, negotiate, pledge or hypothecate the Option, or in the event of any levy upon the Option by reason of any execution, attachment or similar process contrary to the provisions hereof, the Option shall immediately become null and void.

          6. NO RIGHTS AS A STOCKHOLDER. The Participant shall not have any rights as a stockholder with respect to any Shares covered by the Option until the Participant shall have become the holder of record of the Shares, and, no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such Shares, except as otherwise specifically provided for in the Plan.

          7. PROVISIONS OF PLAN CONTROL. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. Any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan. The annexed copy of the Plan is incorporated herein by reference. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. If and to the extent that the grant information set forth on the Signature Page attached hereto conflicts or is inconsistent with the official records of the Company, the official records of the Company shall control, and this Agreement shall be deemed to be modified accordingly.

          8. NOTICES. Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, when dispatched by telegram or one business day after having been dispatched by a nationally recognized courier service or three business days after or by United States mail, to the appropriate party at the address set forth below (or such other address as the party shall from time to time specify by sending notice to the appropriate address set forth below). If to the Company, to: 24/7 Real Media, Inc. 1250 Broadway New York, New York 10001
Attention: Corporate Secretary. If to the Participant, to the most recent address furnished by the Participant to the Company.


                                   END OF TEXT
                           OPTION GRANT PAGE TO FOLLOW